Exhibit 4.1 DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934 The following is a description of the general terms and provisions of our securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). This description is based upon, and is qualified in its entirety by reference to, our Restated Articles of Organization, as amended (the “Restated Articles”), our By-laws, as amended (the “By-laws”), the certificates of designation with respect to our preferred stock and the deposit agreements with respect to our depositary shares, all of which have been filed with the Securities and Exchange Commission (the “SEC”). For purposes of this description, references to “State Street,” “we,” “our,” “ours” and “us” relate only to State Street Corporation and not its subsidiaries. General Our Restated Articles authorize the issuance of up to 750,000,000 shares of common stock, $1.00 par value per share, and up to 3,500,000 shares of preferred stock, without par value, in one or more series. Of such number of shares of preferred stock, 5,000 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), 7,500 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”), 7,500 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”), 5,000 shares have been designated as Fixed-to-Floating Rate Non- Cumulative Perpetual Preferred Stock, Series G (the “Series G Preferred Stock”), and 5,000 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H (the “Series H Preferred Stock”). We redeemed all of the issued and outstanding shares of our series B preferred stock in 2009, all of the issued and outstanding shares of our series A preferred stock in 2012 and all of the issued and outstanding shares of our series E preferred stock in 2019. On February 12, 2020, we announced that we will redeem all of our outstanding shares of Series C Preferred Stock with a payable date of March 16, 2020. All of our outstanding shares of preferred stock are represented by depositary shares. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or to discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. The issuance of these shares of capital stock may defer or prevent a change in control of us without any further shareholder action. Our common stock and the depositary shares representing our Series C Preferred Stock, Series D Preferred Stock and Series G Preferred Stock are registered under Section 12(b) of the Exchange Act. In this description, we refer to the Series C Preferred Stock, Series D Preferred Stock and Series G Preferred Stock collectively as the “Registered Preferred Stock” and the Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock collectively as the “Outstanding Preferred Stock.” 1

Exhibit 4.1 Description of Common Stock Dividends and Rights Upon Liquidation Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding classes and series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Our ability to declare and pay dividends on our common stock is subject to certain restrictions as described in the “Business—Supervision and Regulation—Capital Planning, Stress Tests and Dividends” section of the Annual Report on Form 10-K to which this description has been filed as an exhibit. We generally are not permitted to purchase shares of our common stock unless full dividends are paid (or declared, with funds set aside for payment) on all outstanding shares of preferred stock. Any outstanding preferred stock has a preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, winding up or dissolution, and such other preferences as may be fixed by our board of directors. Voting Rights Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. See “Description of Preferred Stock” below. Other Rights Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights. There are no sinking fund provisions applicable to shares of our common stock. Outstanding shares of our common stock are non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders. Preferred Stock Our board of directors can determine the rights, preferences and limitations of each series of our preferred stock without shareholder action. Therefore, without shareholder approval, our board of directors can authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. In addition, the issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt. 2

Exhibit 4.1 Restrictions on Ownership The Bank Holding Company Act of 1956, as amended (the “BHC Act”) requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common stock under the Change in Bank Control Act of 1978, as amended. Any holder of 25% or more of our common stock, or that otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHC Act. Chapter 167A of the General Laws of Massachusetts requires any “bank holding company,” as defined in Chapter 167A, to obtain prior approval of the board of bank incorporation before (i) acquiring 5% or more of our common stock, (ii) acquiring all or substantially all of our assets or (iii) merging or consolidating with us. Provisions of Our Restated Articles and By-laws and Massachusetts Law That May Have Anti-Takeover Effects Certain provisions of our By-laws are designed to make it more difficult for an outsider who does not have the support of our board of directors to accomplish a takeover. These provisions: (1) provide that only our board of directors or the Chairman of the board of directors, or one or more shareholders holding at least 25 percent of all the votes entitled to be cast on any issue to be considered at a proposed special meeting, have the power to call a special meeting of shareholders; (2) specify that action by shareholders without a meeting requires the written approval of all shareholders entitled to vote on the action; and (3) provide that nominations and matters for shareholder action may only be made by advance written notice. While the foregoing provisions will not necessarily prevent take-over attempts, they may discourage an attempt to obtain control of us in a transaction not approved by our board of directors by making it more difficult for a third party to obtain control in a short time and impose its will on our remaining shareholders. Our Restated Articles provide that none of our directors will be liable to us or our shareholders for monetary damages for any breach of fiduciary duty, except to the extent such exculpation from liability is not permitted under Massachusetts law. This provision does not prevent shareholders from obtaining injunctive or other equitable relief against directors nor does it shield directors from liability under federal or state securities laws. We are covered by the provisions of Chapter 110F of the Massachusetts General Laws, the so- called Business Combination Statute. Under Chapter 110F, a Massachusetts corporation with more than 200 shareholders may not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). 3

Exhibit 4.1 An “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A “business combination” includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the interested stockholder. Our By-laws provide that the provisions of Chapter 110D of the Massachusetts General Laws, the so-called “Control Share Statute,” do not apply to us. However, we may in the future become subject to the statute if our board of directors votes to amend our By-laws so as to make them applicable to us. In general, if this statute were applicable it would provide that any person or entity that acquired 20% or more of our outstanding voting stock could not vote such stock unless our other shareholders were to so authorize such voting. Section 8.06(b) of the Massachusetts Business Corporation Act (the “MBCA”) provides that unless a corporation decides otherwise, the terms of directors of a public Massachusetts corporation shall be staggered by dividing the directors into three groups, as nearly equal in number as possible, with only one group of directors being elected each year. Sections 8.06(d) and (e) of the MBCA provide that when directors are so classified, (i) shareholders may remove directors only for cause, (ii) the number of directors shall be fixed only by the vote of the board of directors, (iii) vacancies and newly created directorships shall be filled solely by the affirmative vote of a majority of the remaining directors, and (iv) a decrease in the number of directors will not shorten the term of any incumbent director. Our board of directors opted out of this staggered board of directors requirement, and all of our directors currently serve for one-year terms and are elected annually. Under Section 8.06(c)(2) of the MBCA, our board of directors may opt into the staggered board of directors requirements of Section 8.06(b) and the application of Sections 8.06(d) and (e). If our board of directors opts into this structure, these provisions are likely to increase the time required for our shareholders to change the composition of the board of directors. For example, in general, at least two annual meetings would be necessary for shareholders to effect a change in a majority of the members of our board of directors. The provision for a classified board could prevent a party who acquires control of a large portion of our outstanding common stock from obtaining control of our board of directors until our second annual shareholders meeting following the date the acquirer obtains the stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Description of Preferred Stock A depositary is the sole holder of each series of our Outstanding Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this description to the holders of a series of the Outstanding Preferred Stock shall mean the depositary. However, the holders of depositary shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Outstanding Preferred Stock, as described under “Description of Depositary Shares.” 4

Exhibit 4.1 We may from time to time, without notice to or the consent of holders of the Registered Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Registered Preferred Stock. Ranking Each series of Registered Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution and winding up of the affairs of State Street: • senior to our common stock and any other series of our junior stock that may be issued in the future; • equally with each other series of Outstanding Preferred Stock; and • equally with each other series of our preferred stock that by its terms is expressly stated to be on parity with the Registered Preferred Stock, and junior to any preferred stock that by its terms is expressly stated to be senior to the Registered Preferred Stock. In addition, we are generally able to pay dividends and distributions upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of State Street only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Registered Preferred Stock is nonassessable. Holders of Registered Preferred Stock do not have preemptive or subscription rights to acquire more capital stock of State Street. The Registered Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of State Street. The Registered Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of State Street to redeem or repurchase the Registered Preferred Stock. Each series of our Outstanding Preferred Stock ranks equally with each series of the Registered Preferred Stock as to dividends and distributions on liquidation and includes the same provisions with respect to restrictions on declaration and payment of dividends and voting rights as apply to each series of the Registered Preferred Stock. Holders of Series C Preferred Stock are entitled to receive non-cumulative quarterly dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), at a rate per annum equal to 5.25%. Holders of Series D Preferred Stock are entitled to receive non-cumulative quarterly dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), (1) at a rate of 5.90% per annum to but excluding March 15, 2024 and (2) thereafter at a rate per annum equal to three-month LIBOR plus 3.108%. Holders of Series F Preferred Stock are entitled to receive non-cumulative dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), (1) semi- annually at a rate of 5.250% per annum to but excluding September 15, 2020 and (2) thereafter quarterly at a rate per annum equal to three-month LIBOR plus 3.597%. Holders of Series G Preferred Stock are entitled to receive non-cumulative quarterly dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), (1) at a rate of 5

Exhibit 4.1 5.350% per annum to but excluding March 15, 2026 and (2) thereafter at a rate per annum equal to three-month LIBOR plus 3.709%. Holders of Series H Preferred Stock are entitled to receive non-cumulative dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), (1) semi-annually at a rate of 5.625% per annum to but excluding December 15, 2023 and (2) thereafter quarterly at a rate per annum equal to three- month LIBOR plus 2.539%. For additional detail on the terms of our existing series of preferred stock, you also should refer to the respective certificate of designation for each series, each of which is part of our Restated Articles and on file with the SEC. Dividends Dividends on shares of the Registered Preferred Stock are not mandatory and are not cumulative. Holders of the Registered Preferred Stock are entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of the board out of legally available assets, non-cumulative cash dividends as follows: • Dividends on the Series C Preferred Stock are paid quarterly in arrears on the 15th day of March, June, September and December at a rate per annum equal to 5.25% on the liquidation preference of $100,000 per share of Series C Preferred Stock (equivalent to $25 per depositary share). • Dividends on the Series D Preferred Stock are paid quarterly in arrears on the 15th day of March, June, September and December. From the date of issuance to, but excluding, March 15, 2024, dividends are calculated at an annual rate of 5.90%, and from, and including, March 15, 2024, dividends are calculated at an annual rate equal to three- month LIBOR plus 3.108%, in each case on the liquidation preference of $100,000 per share of Series D Preferred Stock (equivalent to $25 per depositary share). • Dividends on the Series G Preferred Stock are paid quarterly in arrears on the 15th day of March, June, September and December. From the date of issuance to, but excluding, March 15, 2026, dividends are calculated at an annual rate of 5.350%, and from, and including, March 15, 2026, dividends are calculated at an annual rate equal to three- month LIBOR plus 3.709%, in each case on the liquidation preference of $100,000 per share of Series G Preferred Stock (equivalent to $25 per depositary share). For a series of Registered Preferred Stock that calculates dividends at a fixed rate during one period of time and at a floating rate during another, the period during which such series calculates dividends at a fixed rate is referred to herein as the “fixed rate period”, and the period during which such series calculates dividends at a floating rate is referred to herein as the “floating rate period.” If our board of directors or a duly authorized committee of the board has not declared a dividend on any series of the Registered Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not be payable for such dividend period, and we will have no obligation to pay dividends for such dividend period, 6

Exhibit 4.1 whether or not dividends on such series of Registered Preferred Stock are declared for any future dividend period. A “dividend period” with respect to a series of Registered Preferred Stock means the period from, and including, a dividend payment date on such series to, but excluding, the next succeeding dividend payment date. Notwithstanding the foregoing, dividends on the Registered Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. With respect to the Series C Preferred Stock, dividends are calculated on the basis of a 360-day year consisting of twelve 30-day months. With respect to the Series D Preferred Stock and the Series G Preferred Stock, during their fixed rate period dividends, including dividends payable for any partial dividend period, are calculated on the basis of a 360-day year of twelve 30-day months, and during their floating rate period dividends, including dividends payable for any partial dividend period, are calculated on the basis of a 360-day year and the actual number of days elapsed. Dividends on any Registered Preferred Stock to be redeemed cease to accrue after the redemption date, as described below under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Registered Preferred Stock called for redemption. We pay dividends to the holders of record of shares of the Registered Preferred Stock as they appear on our stock register on each record date, which is the 15th calendar day before the related dividend payment date (provided, however, if any such date is not a business day then the record date will be the next succeeding day that is a business day) or, in the case of the Series D Preferred Stock and Series G Preferred Stock, such other date as determined by our board of directors or any duly authorized committee of the board. Generally, if any date on which dividends would otherwise be payable on a series of Registered Preferred Stock is not a business day, then payment of any dividend otherwise payable on such date will be made on the next succeeding business day, without interest or other payment in respect of such delay. However, with respect to the Series D Preferred Stock and the Series G Preferred Stock, if after the first day of such series’ floating rate period any date on which dividends would otherwise be payable is not a business day, then payment of any dividend otherwise payable on such date will be made on the next succeeding business day unless that day falls in the next calendar month, in which case payment of any dividend otherwise payable on such date will be made on the immediately preceding business day, and such dividends will be payable on, and calculated to, but excluding, the actual payment date. With respect to the Series C Preferred Stock, “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York or Boston, Massachusetts are permitted or required by any applicable law to close. With respect to the Series D Preferred Stock and the Series G Preferred Stock, “business day” means, for dividends payable during the fixed rate period, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York or Boston, Massachusetts, and for 7

Exhibit 4.1 dividends payable during the floating rate period, any day that would be considered a business day during the fixed rate period that is also a London banking day (as defined below). For the purposes of calculating any dividend on the Series D Preferred Stock or Series G Preferred Stock during such series’ floating rate period: “three-month LIBOR” means, for any LIBOR determination date, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR determination date. If such rate does not appear on such page at such time, the certificates of designation for the Series D Preferred Stock and Series G Preferred Stock provide alternative methods of calculating the dividend rate for the applicable dividend period. All percentages used in or resulting from any calculation of three-month LIBOR are rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. The determination of three-month LIBOR for each relevant dividend period by the calculation agent is (in the absence of manifest error) final and binding; “calculation agent” means State Street Bank and Trust Company, or any other successor appointed by us, acting as calculation agent; “LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant dividend period; “London banking day” means any day on which commercial banks and foreign exchange markets settle payments in London; and “Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London Interbank rates for U.S. dollars. Dividends on shares of the Registered Preferred Stock are not cumulative. Accordingly, if our board of directors or a duly authorized committee of the board does not declare a dividend on any series of Registered Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not be payable and we will have no obligation to pay, and the holders of such series of Registered Preferred Stock shall have no right to receive, dividends for such dividend period on the dividend payment date or at any future time, or interest with respect to such dividends, whether or not dividends on such series of Registered Preferred Stock are declared for any future dividend period. So long as any share of Series C Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock or any dividend or distribution of capital stock or rights to acquire capital stock of State Street in connection with a shareholders’ rights plan or any 8

Exhibit 4.1 redemption or repurchase of capital stock or rights to acquire capital stock under any such plan); (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior stock for or into other junior stock, (b) the exchange or conversion of one share of junior stock for or into another share of junior stock, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (d) purchases, redemptions or other acquisitions of shares of junior stock pursuant to any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (e) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to or during the most recent preceding dividend period for which the full dividends for the then-current dividend period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, including under a contractually binding stock repurchase plan, or (f) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the dividends for the then-current dividend period on all outstanding shares of Series C Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment in full thereof has been set aside. The terms of the Series D Preferred Stock and Series G Preferred Stock each provide that, so long as any share of such series remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock or any dividend or distribution of capital stock or rights to acquire capital stock of State Street in connection with a shareholders’ rights plan or any redemption or repurchase of capital stock or rights to acquire capital stock under any such plan); and (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior stock for or into other junior stock, (b) the exchange or conversion of one share of junior stock for or into another share of junior stock, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (d) purchases, redemptions or other acquisitions of shares of junior stock pursuant to any employment 9

Exhibit 4.1 contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (e) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to or during the most recent preceding dividend period for which the full dividends for the then most recently completed dividend period on all outstanding shares of such series have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, including under a contractually binding stock repurchase plan, or (f) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; unless, in each case, the dividends for the then most recently completed dividend period on all outstanding shares of such series have been declared and paid in full or declared and a sum sufficient for the payment in full thereof has been set aside. As used in this description, “junior stock” means, with respect to a series of Registered Preferred Stock, our common stock and any other class or series of stock of State Street hereafter authorized over which such Registered Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of State Street. When dividends are not paid in full upon the shares of a series of Registered Preferred Stock and any parity stock, all dividends declared upon the shares of such series of Registered Preferred Stock and any such parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio as the ratio between the then- current dividends due on the shares of the Registered Preferred Stock and (i) in the case of any series of parity stock that is non-cumulative preferred stock, the aggregate of the current and unpaid dividends due on such series of preferred stock, and (ii) in the case of any series of parity stock that is cumulative preferred stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock. As used in this description, “parity stock” means, with respect to a series of Registered Preferred Stock, any other class or series of stock of State Street that ranks equally with such Registered Preferred Stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of State Street. No interest will be payable in respect of any declared but unpaid dividend payment on shares of Registered Preferred Stock that is paid after the relevant dividend payment date for such dividend period. If our board of directors determines not to pay any dividend or a full dividend on a series of Registered Preferred Stock on a dividend payment date, we will provide, or cause to be provided, written notice to the holders of such Registered Preferred Stock prior to such date. 10

Exhibit 4.1 Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or any duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Registered Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Registered Preferred Stock shall not be entitled to participate in any such dividend. Our ability to pay dividends on our preferred stock is subject to certain restrictions as described in the “Business—Supervision and Regulation—Capital Planning, Stress Tests and Dividends” section of the Annual Report on Form 10-K to which this description has been filed as an exhibit. Liquidation Rights Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of State Street, holders of each series of Registered Preferred Stock are entitled to receive out of assets of State Street legally available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to such series of Registered Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Registered Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $100,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Registered Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In any such distribution, if the assets of State Street are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of a series of Registered Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with such Registered Preferred Stock, the amounts paid to the holders of such Registered Preferred Stock and to the holders of all such other parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Registered Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our junior stock shall be entitled to receive all remaining assets of State Street according to their respective rights and preferences. For purposes of this section, the merger, consolidation or other business combination transaction of State Street into or with any other entity, including a merger, consolidation or other business combination transaction in which the holders of Registered Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the property and assets of State Street for cash, securities or other property, shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs of State Street. 11

Exhibit 4.1 The shares of Registered Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. Because we are a bank holding company, our rights, the rights of our creditors and the rights of our shareholders, including the holders of any series of Registered Preferred Stock, to participate in a distribution of the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Redemption The Registered Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. Except as described below, the Registered Preferred Stock is not redeemable prior to the applicable “Redemption Trigger Date.” The Redemption Trigger Dates for the Series C Preferred Stock, Series D Preferred Stock and Series G Preferred Stock are September 15, 2017, March 15, 2024 and March 15, 2026, respectively. On the Redemption Trigger Date for a series of Registered Preferred Stock, and on any dividend payment date for such series thereafter, shares of such Registered Preferred Stock are redeemable at our option, in whole or in part, at a redemption price equal to $100,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Registered Preferred Stock have no right to require the redemption or repurchase of the Registered Preferred Stock. Dividends will cease to accrue after the redemption date. Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of a series of Registered Preferred Stock is subject to prior approval of the Federal Reserve. Notwithstanding the foregoing, prior to the applicable Redemption Trigger Date, within 90 days of our good faith determination that an event has occurred that would constitute a regulatory capital treatment event (as defined below), we may, at our option, subject to the approval of the Federal Reserve, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of a series of Registered Preferred Stock at the time outstanding at a redemption price equal to $100,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. A “regulatory capital treatment event” means, with respect to a series of Registered Preferred Stock and subject to the terms of the applicable certificate of designation, our determination, in good faith, that, as a result of any • amendment to, clarification of or change in (including any announced prospective amendment to, clarification of or change in) the laws or regulations or policies of the United States or any political subdivision of or in the United States that is enacted or announced or that becomes effective after the initial issuance of any share of such series of Registered Preferred Stock; 12

Exhibit 4.1 • proposed amendment to or change in those laws or regulations or policies that is announced or becomes effective after the initial issuance of any share of such series of Registered Preferred Stock; or • official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies that is announced or that becomes effective after the initial issuance of any share of such series of Registered Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of all shares of such series of Registered Preferred Stock then outstanding as additional tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Registered Preferred Stock is outstanding. If shares of the Registered Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Registered Preferred Stock to be redeemed, either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register or transmitted by such other method approved by the depositary, in its reasonable discretion, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing such Registered Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) (or a successor securities depositary), we may give such notice in any manner permitted by DTC (or such successor)). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number and series of shares of Registered Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder (or the method of determining such number); (3) the redemption price; (4) the place or places where the certificates evidencing shares of such Registered Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividend rights with respect to the shares to be redeemed will cease on the redemption date. If notice of redemption of any shares of Registered Preferred Stock has been duly given and if on or before the redemption date the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Registered Preferred Stock so called for redemption, then, on and after the redemption date, dividend rights with respect to such shares of Registered Preferred Stock will cease, such shares of Registered Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to the Registered Preferred Stock. In case of any redemption of only part of the outstanding shares of a series of the Registered Preferred Stock, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as our board of directors or any duly authorized committee of the board of directors determines to be fair and equitable. 13

Exhibit 4.1 Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Registered Preferred Stock is subject to prior approval of the Federal Reserve. Voting Rights Except as provided below, the holders of the Registered Preferred Stock have no voting rights. Whenever dividends on any series of the Registered Preferred Stock, or any other class or series of preferred stock that ranks on parity with the Registered Preferred Stock as to payment of dividends, and upon which equivalent voting rights have been conferred and are exercisable, have not been paid, or declared and set aside for payment, in an aggregate amount equal to six or more dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such series of Registered Preferred Stock, together with holders of any other series of our preferred stock that ranks on parity with the Registered Preferred Stock as to payment of dividends with equivalent voting rights, are entitled to vote separately as a single class for the election of a total of two additional members of our board of directors (the “Preferred Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of such series of Registered Preferred Stock, a special meeting of the holders of such series of Registered Preferred Stock and any other class or series of preferred stock that ranks on parity with such Registered Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two additional directors of our board of directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), followed by another such election at each subsequent annual meeting. These voting rights will continue until full dividends, including any declared and unpaid dividends, have been paid regularly on the shares of such series of Registered Preferred Stock and any other class or series of preferred stock that ranks on parity with such Registered Preferred Stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment. If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on such series of Registered Preferred Stock and any other class or series of preferred stock that ranks on parity with such Registered Preferred Stock as to payment of dividends, the holders of such series of Registered Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of any subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding 14

Exhibit 4.1 shares of such series of Registered Preferred Stock (together with holders of any other series of our preferred stock that ranks on parity with such Registered Preferred Stock as to payment of dividends with equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of such series of Registered Preferred Stock (together with holders of any other series of our preferred stock that ranks on parity with such Registered Preferred Stock as to payment of dividends with equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of shareholders. If the holders of a series of Registered Preferred Stock become entitled to vote for the election of directors, such Registered Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of such Registered Preferred Stock may become subject to regulations under the BHC Act and/or certain acquisitions of such Registered Preferred Stock may be subject to prior approval of the Federal Reserve. So long as any shares of a series of Registered Preferred Stock remain outstanding: • the affirmative vote or consent of the holders of at least two-thirds of all of the shares of such series of Registered Preferred Stock at the time outstanding, voting separately as a single class, shall be required to amend the provisions of our Restated Articles (including the certificate of designation of such series of Registered Preferred Stock or any other series of preferred stock) or the By-laws so as to materially and adversely affect the powers, preferences, privileges or rights of such series of Registered Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of a series of Registered Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to such series of Registered Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of State Street will not be deemed to adversely affect the powers, preferences, privileges or rights of such series of Registered Preferred Stock; and • the affirmative vote or consent of the holders of at least two-thirds of all of the shares of such series of Registered Preferred Stock at the time outstanding, voting separately as a single class, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to such series of Registered Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of State Street. 15

Exhibit 4.1 The foregoing voting provisions will also not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding shares of such series of Registered Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of such series of Registered Preferred Stock to effect such redemption. The holders of a series of Registered Preferred Stock are not be entitled to vote as a separate class or series or voting group with respect to any plan of merger or share exchange solely as a result of Section 11.04(6) of the MBCA. Section 11.04(6) of the MBCA provides that, unless a corporation expressly provides otherwise in its articles of organization, shares of capital stock are in some circumstances entitled to vote as a separate class or series or voting group on a plan of merger or share exchange, if the plan of merger or share exchange contains a provision that, if contained in a proposed amendment to the articles of organization of a corporation, would entitle such class or series to vote as a separate voting group on the proposed amendment under Section 10.04 of the MBCA. Section 10.04 of the MBCA entitles the holders of capital stock of a corporation to vote as a separate class or series under certain circumstances. The certificates of designation creating the Registered Preferred Stock, which are part of our Restated Articles, expressly provide that Section 11.04(6) of the MBCA (and any similar successor provision of the MBCA) is inapplicable to the Registered Preferred Stock. Preemptive and Conversion Rights The holders of the Registered Preferred Stock do not have any preemptive or conversion rights. Additional Classes or Series of Stock We have the right to create and issue additional classes or series of stock ranking equally with or junior to each series of the Registered Preferred Stock as to dividends and/or distribution of assets upon our liquidation, dissolution or winding up without the consent of the holders of such series of the Registered Preferred Stock or the holders of the related depositary shares. We may create and issue additional shares of preferred stock senior to a series of Registered Preferred Stock as to dividends and/or distribution of assets upon our liquidation, dissolution or winding up with the requisite consent of the holders of such Registered Preferred Stock and our parity stock entitled to vote thereon. Description of Depositary Shares In this description, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. 16

Exhibit 4.1 This description summarizes specific terms and provisions of the depositary shares relating to our Registered Preferred Stock. As described above under “Description of Preferred Stock,” we have issued fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share represents a 1/4,000th ownership interest in a share of Registered Preferred Stock and is evidenced by a depositary receipt. The shares of Registered Preferred Stock represented by depositary shares are deposited under a deposit agreement among State Street, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the applicable deposit agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of the Registered Preferred Stock represented by such depositary share, to all the rights and preferences of the Registered Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). Immediately following the issuance of each series of Registered Preferred Stock, we deposited the shares of such Registered Preferred Stock with the depositary, which then issued depositary receipts evidencing the depositary shares to the initial holders thereof. Copies of the deposit agreements and the forms of depositary receipt are on file with the SEC. Dividends and Other Distributions The depositary distributes all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares is the same date as the record date for the preferred stock. If there is a distribution other than in cash, rights, preferences or privileges the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines, in consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property (at a public or private sale) in a commercially reasonable manner and distributing the net proceeds from the sale to the holders. The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. Redemption of Depositary Shares If we redeem shares of a series of Registered Preferred Stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of such Registered Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/4,000th of the redemption price per share payable with respect to such series of Registered Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. 17

Exhibit 4.1 Whenever we redeem shares of a series of Registered Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of such series of Registered Preferred Stock so redeemed. In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected pro rata by lot or in such other manner as our board of directors or any duly authorized committee of the board may determine to be fair and equitable. The depositary will mail by first class mail, postage prepaid (or otherwise transmit by an authorized method) notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Registered Preferred Stock and the related depositary shares. Voting the Registered Preferred Stock Because each depositary share represents a 1/4,000th interest in a share of the Registered Preferred Stock, holders of depositary receipts are entitled to a 1/4,000th of a vote per depositary share under those limited circumstances in which holders of the Registered Preferred Stock are entitled to a vote. When the depositary receives notice of any meeting at which the holders of a series of Registered Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to such Registered Preferred Stock. Each record holder of the depositary shares on the record date, which is the same date as the record date for the Registered Preferred Stock, may instruct the depositary to vote the amount of the Registered Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Registered Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that may be deemed necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing a series of Registered Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received. Withdrawal of Stock Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the Registered Preferred Stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of Registered Preferred Stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of Registered Preferred Stock upon surrender 18

Exhibit 4.1 of depositary receipts. Holders of Registered Preferred Stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor. Charges of Depositary We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We paid the charges of the depositary in connection with the initial deposit of the Registered Preferred Stock and will pay the charges of the depositary in connection any redemption of the Registered Preferred Stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the Registered Preferred Stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt. Amendment and Termination of the Deposit Agreement The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of at least a two-thirds majority of the outstanding depositary shares. The deposit agreement with respect to a series of Registered Preferred Stock may be terminated by the depositary or us only if: • all outstanding depositary shares have been redeemed; • there has been a final distribution of such Registered Preferred Stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares; or • upon the consent of the holders of not less than two-thirds of the outstanding depositary shares. Resignation and Removal of Depositary The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement. 19

Exhibit 4.1 Notices The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the Registered Preferred Stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of the Registered Preferred Stock. Limitation of Liability Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary are limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties. 20